••SEGULA • TECHNOLOGIES	COMMERCIAL PROPOSAL	Elektros
	REFERENCE : Elektros BEV	Page 1 sur 8
In response to: Elektros request to develop new BEV		Rev. : initial offer
Rev. date : Feb 23, 2021

Phase 1 : BEV Development Road-map

In response to Elektros request to develop new BEV

Rev.	Date	Ref. SEGULA	Ref. Client	Revision memo	Issued by /name I title)
Initial	Feb 25, 2021				M. Bruckman
CEO

I	Offer period I Valid for 30 days

••SEGULA • TECHNOLOGIES	COMMERCIAL PROPOSAL	Elektros
	REFERENCE : Elektros BEV	Page 2 sur 8
In response to: Elektros request to develop new BEV		Rev. : initial offer
Rev. date : Feb 23, 2021

SUMMARY

1. PURPOSE ....,,,,..,............................................................................................................................

2. CARRYING OUT THE SERVICES ..................................................................................................

2.1. Scope of work .................................................................................................................. .

2.2. Input data ...........................................................................................................................

2.3. Output data/ Deliverables .................................................................................................

2.4. Supervision of the services................................................................................................

2.5. Places where the services will be provided........................................................................

2.6. Time schedule.................................................................................................................. ..

2.7. Client's contact person ......................................................................................................

3. FINANCIAL CONDITIONS ...............................................................................................................

3.1. Price..................................................................................................................................

3.2. Payment terms ...................................................................................................................

4. MODIFICATION OF SERVICES......................................................................................................

5. FINAL PROVISIONS ........................................................................................................................

5.1. Offer period ........................................................................................................................

5.2. General terms and conditions applicability .........................................................................

Annexe 1. SEGULA's General Terms and Conditions ....................................................................

••SEGULA • TECHNOLOGIES	COMMERCIAL PROPOSAL	Elektros
	REFERENCE : Elektros BEV	Page 3 sur 8
In response to: Elektros request to develop new BEV		Rev. : initial offer
Rev. date : Feb 23, 2021

1. PURPOSE

Elektros wants to develop and market a new Battery Electric Vehicle starting from a 'blank piece of paper'; Segula Technologies will create a high level vehicle development road-map for Elektros and will work to identify companies with a developed EV Chassis - which can be used to jump-start the vehicle development process by Elektros

2. CARRYING OUT THE SERVICES

2.1. Scope of work

Develop BEV development road-map

Identify to the best of our ability the following items:

FMVSS I EPA I NHTSA Requirements to sell BEV in US Market Summarize key vehicle attributes needed to have viable product

o	Battery Range, Speed I Power Levels

o       Competition in Market - other EV products and companies Typical Funding Process

Potential budget required to bring BEV to market

Coordination with Technicon Design team on styling and design attributes Develop list of potential companies to support low volume production

2.2. Input data

Input data to be developed jointly with Elektros team

Annual vehicle volume

Confirm Market Segment - Passenger Car, Delivery Vehicle, etc

2.3. Output data / deliverables

'See section 2.1 - this includes both Scope of Work and potential deliverables

2.4. Supervision of the services

Segula Technologies will assign Project Lead in US to coordinate development of the deliverables identified with support of teams in France and Germany

-	It is estimated the project will require approx. 304 hrs of time - split between the different groups of Segula
-	Hours will be tracked and reported on weekly basis

2.5. Places where the services will be provided

There will be several locations contributing to the development of this road-map between US and Europe - the project lead is working out of Plymouth offices.

••SEGULA • TECHNOLOGIES	COMMERCIAL PROPOSAL	Elektros
	REFERENCE : Elektros BEV	Page 4 sur 8
In response to: Elektros request to develop new BEV		Rev. : initial offer
Rev. date : Feb 23, 2021

2.6. Services time schedule

Based on finalized contract and confirmation of first payment - work will begin; goal will be to develop overall road-map and identified deliverables sooner than the 304 hrs estimate provided.

2.7. Client's contact person

The technical representative appointed by the client is: Levi Jacobson - specific contact details to be finalized at a later date.

3. FINANCIAL CONDITIONS

3.1.	Price

As full compensation for the complete performance of the services detailed in Article 2.1. above, the client shall pay SEGULA: $163.00 per hour, total estimate hours to deliver BEV Road-Map as described above is 304 hrs

The above-mentioned price is exclusive of taxes, freight charges, VAT, custom duty, taxes and other contributions of any nature whatsoever, at the rate in force at the date of the contract or order which will be borne exclusive of the Client. Any variation in prices after this date is in principle not applicable to ongoing purchase orders.

3.2.	Payment terms

Invoices will be issued by SEGULA in accordance with the following payment schedule

Payment in advance of work: Project will be split into payments- first payment of $25,000 is needed in advance of any work starting

4.	MODIFICATION OF THE SERVICES

In case of change in the nature or scope of the services after the acceptance of this commercial proposal, SEGULA shall be entitled to modify by additions, deletions or alterations the scope of services, the services time schedule or any other part of the commercial proposal and will issue a change order with a description of the modifications required. Such a change order shall be mutually agreed and signed by the parties.

••SEGULA - TECHNOLOGIES	COMMERCIAL PROPOSAL	Elektros
	REFERENCE : Elektros BEV	Page 5 sur 8
In response to : Elektros request to develop new BEV		Rev. : initial offer
Rev. date : Feb 23, 2021

5.	FINAL PROVISIONS

5.2.	Offer period

This commercial proposal shall be valid for a period of 30 days starting from the date of issuance mentioned on first page. Therefore the commercial proposal will have no effect after the date of expiry of the above-mentioned period.

5.3.	General terms and conditions applicability

The Client declares that he has full knowledge of SEGULA's terms and conditions attached hereto, accepts that the abovementioned terms and conditions govern the services to be provided under this commercial proposal and waives, therefore, to rely on any contradictory document including its own terms and conditions of purchase that will be unenforceable against SEGULA even if attached to or included in a purchase order issued by the Client after the date of this commercial proposal.

FOR SEGULA		FOR THE CLIENT
NAME	Mark Bruckman	NAME	Levi Jacobson
TITLE	CEO / Managing Director Segula Technologies NA	TITLE	CEO Elektros
DATE	March 2, 2021	DATE	March 1, 2021
BY		BY	/s/ Levi Jacobson

••SEGULA • TECHNOLOGIES	COMMERCIAL PROPOSAL	Elektros
	REFERENCE : Elektros BEV	Page 6 sur 8
In response to: Elektros request to develop new BEV		Rev. : initial offer
Rev. date : Feb 23, 2021

GENERAL TERMS & CONDITIONS OF SALE

1-	GENERAL TERMS AND CONDITIONS OF SALE APPLICATION

1.1.  These General Terms and Conditions of Sale (the "Terms and Conditions") shall govern the business relationship between SEGULA TECHNOLOGIES SA or any other legal entity belonging to SEGULA Group (collectively referred to as "SEGULA") and any client (the "CUSTOMER"). SEGULA and the CUSTOMER are hereinafter individually referred to as the "Party• or collectively the "Parties·.

1.2.	The Terms and Conditions shall apply to any and all offers, orders or contracts related to the sale and delivery of products, machinery or equipment (the "PRODUCTS") and/or to the provision of services (the 'SERVICES").

1.3. The CUSTOMER expressly agrees to exclude its own general terms and conditions of purchase, even if the latter are mentioned in or reproduced on any CUSTOMER's standard documentation such as purchase orders. The Terms and Conditions may only be amended through a prior and written mutual agreement.

1.4, All terms and conditions other than these Terms and Conditions, are therefore not applicable and shall not be binding on SEGULA.

1.5. Upon placing any Purchase Order, the CUSTOMER will be deemed to have fully agreed to all Terms and Conditions.

2- DURATION OF VALIDITY AND ACCEPTANCE OF THE OFFER· ORDERING

2.1.	Unless otherwise agreed in writing, the offer submitted by

SEGULA (the "OFFER') shall be valid for a period of thirty (30) days from its date of release.

2.2.	The CUSTOMER shall be enUtled to accept the OFFER through placing a Purchase Order to SEGULA.

2.3.  Should CUSTOMER decide to cancel a Purchase Order after its acceptance by SEGULA, for any reason whatsoever except for force majeure, SEGULA, without prejudice to any other right or remedy it may have as per the contract or at law, shall be entitled to (i) keep or receive the agreed down payment, (ii) be reimbursed for all documented and actually incurred costs related to the PRODUCTS and/or SERVICES as far as they exceed the down payment amount, and (iii) be compensated for early cancellation of the Purchase Order though payment by the CUSTOMER of a fixed amount equal to ten percent (10% ) of the total amount of the OFFER.

3	- DELIVERY CONDITIONS AND DELIVERY TIMES - ACCEPTANCE
3.1.	Delivery time

SERVICES and PRODUCTS shall be delivered in accordance with the delivery time set forth either in the OFFER or accepted Purchase Order. Unless otherwise agreed, this delivery time is not a strict deadline and SEGULA shall not be held liable towards the CUSTOMER unless the delay in delivery exceeds a period equal to twice the original delivery time.

3.2.	Delivery terms

Unless otherwise expressly agreed in writing by SEGULA, all PRODUCTS are delivered FCA {according to the lncoterms edition 2010 published by the International Chamber of Commerce).

Any claim related to dimensions, weights, quantities, obvious quality defects, or performance shall be raised at the latest eight (8) calendar days after delivery of the PRODUCTS and provided that the CUSTOMER has made written daim with the carriers.

The SERVICES will be delivered to the specific location mentioned in the OFFER or the Purchase Order.

3.3.	Acceptance of PRODUCTS

Reservations related to the conformity of the PRODUCTS shall be raised at one time and within a maximum fourteen (14) days period from their date of delivery. PRODUCTS shall be deemed fully and irrevocably accepted if the CUSTOMER does not raise any specific and documented reservation in this time frame.

Reservations shall only be based on objective non-conformity of PRODUCTS to the OFFER, Purchase Order and/or any other technical documents mutually agreed upon by the Parties.

Time schedule to lift reservations will be mutually agreed between the Parties, depending on their volume and criticality, and the Parties will do so on a fair and good faith basis.

The PRODUCTS will be automatically and finally accepted once all listed rese,vations have been lifted. Any additional modification that would be requested by the CUSTOMER will be subject to a contract change.

3.4.	Acceptance of SERVICES

Unless otheiwise agreed between the Parties, the SERVICES will be deemed as fully and properly performed, and SEGULA will be entiUed to send its final invoice, once (i) the CUSTOMER has confirmed its acceptance of the SERVICES or has not raised any comment within five (5) days from their delivery and/or, as the case may be, (ii) the final report related to the SERVICES has been delivered to the CUSTOMER.

4-	PRICES AND PAYMENT CONDITIONS
4.1.	Prices

Unless otherwise agreed, prices are quoted in Euros and are fixed and firm if the duration of the Purchase Order is less than one (1) year. If the duration exceeds one (1) year, the Prices will be year1y subject to revision according to the following formula:

P = Po (S/So)

Where:

P is the price after price revision,

Po is the price in force at the effective date,

S is the SYNTEC services index applicable at the date of price revision,

So is the SYNTEC services index in force at the effective date. The prices exclude any customs duties, import taxes, VAT, sales/use tax or similar taxes, withholding taxes relating to PRODUCTS, SERVICES or any payment.

The CUSTOMER shall be responsible for the payment, in addition to the prices, of any customs duties, import taxes, VAT, sales/use tax or similar taxes, withholding taxes relating to PRODUCTS, SERVICES or any payment.

If the contract becomes, independently of the Parties willingness, strongly unbalanced due to a change of economic circumstances through the years, each Party will be entitled to ask for a renegotiation of the Purchase Order, being agreed that the Parties will continue to fulfil their obligations during the renegotiation.

4.2.	Payment Conditions

Unless a different payment schedule is agreed between the Parties, invoices shall be issued on a monthly basis, pro rata the actual delivery of PRODUCTS and/or SERVICES and/or the documented and actually incurred costs. The amount of any down payment shall be deducted on a proportional basis from subsequent payments.

Invoices shall be paid by bank transfer within thirty (30) days from their date of release.

SEGULA will be entitled to suspend the delivery of PRODUCTS and SERVICES if the CUSTOMER does not pay any invoice in accordance with agreed conditions.

In case of late or partial payment of an invoice, late penalties (at a rate equal to three times the legal interest rate) shall apply automatically and without prior notice. In addition, the CUSTOMER shall pay a fixed compensation for recovery costs in the amount of forty (40) Euros.

In case of disagreement regarding a particular invoice, the CUSTOMER agrees to pay promptly to SEGULA the undisputed portion of such invoice and notify SEGULA, by registered letter with acknowledgment of receipt within seven (7) business days after receipt of the invoice, the reason(s) of its refusal to pay the remaining portion. Beyond this period, any invoice shall be deemed valid, accurate in all respects, and fully accepted.

No discount will be granted by SEGULA for early payments.

4.3.	Additional Services

••SEGULA • TECHNOLOGIES	COMMERCIAL PROPOSAL	Elektros
	REFERENCE : Elektros BEV	Page 7 sur 8
In response to: Elektros request to develop new BEV		Rev. : initial offer
Rev. date : Feb 23, 2021

SEGULA shall be entitled to claim and obtain additional payment, which amount will be either agreed between the Parties or determined through using the OFFER or Purchase Order's price breakdown, for the delivery of:

(a)  PRODUCTS and/or SERVICES not expressly included and/or described in the contract;

(b)  SERVICES rendered outside working hours or on an "on-call basis", unless otherwise provided in the contract;

(c)  additional deliveries or modifications to the PRODUCTS or SERVICES required by the CUSTOMER, if such modifications or additional deliveries are not attributable to SEGULA (CUSTOMER's delay, changes in the statement of work and/or in the technical specifications, incomplete or inaccurate input data, failure of other Customer's suppliers, suspension of the SERVICES or modifications to contract schedule,... ).

SEGULA will be entitled not to provide the PRODUCTS and SERVICES described under (a), (b) and (c) until the Parties have agreed on the additional price to be paid to SEGULA

5	- RETENTION OF TITLE AND TRANSFER OF RISKS

5.1.  Al1PRODUCTS are subject to a retention of title and shall remain the property of SEGULA until they are fully paid by CUSTOMER. The latter commits not to resale, pledge or guarantee the PRODUCTS until they are fully paid and the transfer of title occurs. The foregoing also applies to deliverables resulting from SERVICES and to intellectual property rights generated by SEGULA during the performance of the Purchase Order as and when such rights are assigned or licensed to the CUSTOMER.

Until full payment, the CUSTOMER shall keep the PRODUCTS in a manner that they cannot be confused with others products and can be identified as the property of SEGULA.

5.2.	Risk of loss and damage to or caused by PRODUCTS shall pass to and be borne by the CUSTOMER on delivery of such PRODUCTS.

6	- SEGULA EMPLOYEES

All SEGULA's employees shall remain in all circumstances subject to SEGULA's hierarchical and disciplinary authority, even if such members are present and provide SERVICES in CUSTOMER's premises, and shall not be treated as employees of the CUSTOMER. SEGULA warrants that all SERVICES are provided by employees who are regularly employed with regard to labor legislation.

7	-NON-SOLICITATION CLAUSE

The CUSTOMER c.ommits not to make offers of employment, directly or indirectly, to any employee of SEGULA who is involved in the performance of the Purchase Order, even if the initial approach was made by said SEGULA's employee. The foregoing will apply for the entire duration of the Purchase Order and a period of twelve (12) months following its term or termination.

If the CUSTOMER breaches the above, it shall immediately have to pay to SEGULA, as a penalty clause, an amount equal to the annual gross salary of the employee(s) approached or hired.

All provisions of this clause 7 shall apply to the CUSTOMER and all subsidiaries of the CUSTOMER as defined in articles L. 233-1 and seq of the French Commercial Code.

8	- INTELLECTUAL PROPERTY

Unless otherwise agreed between the Parties, SEGULA remains the sole owner of its know-how and all intellectual property rights related to studies, reports, documents, plans, drawings, software, models, prototypes, on whatever support, pre-existing to the Purchase Order or developed during its performance.

Unless a specific license agreement is entered into between the Parties, the CUSTOMER shall not use, communicate, disclose, modify, distribute, copy or reproduce any item being subject to intellectual property rights which belongs to SEGULA. SEGULA will defend the CUSTOMER from any claim filed by a third party that such CUSTOMER's use of the PRODUCTS or SERVICES infringes or misappropriates any third party's patent or copyright ("Claim'). SEGULA's obligation to the CUSTOMER under this clause is limited solely to paying (i) reasonable legal fees due tocounsel hired by the CUSTOMER to defend the Claim; (ii) the reasonable and verifiable out-of-pocket costs incurred directly by the CUSTOMER in connection with defending the Claim; and (iii) any direct damages finally awarded to such third party by a court of c.ompetentjurisdiction (after all appeals) or any settlement of the Claim to which SEGULA consents in writing.

SEGULA's obligation under previous paragraph is expressly subject to: (i) the CUSTOMER giving prompt written notice to SEGULA of any such Claim; (ii) the CUSTOMER allowing SEGULA to have the exclusive control of the defence and any related settlement of any such Claim; and (iii) the CUSTOMER bringing reasonable assistance to SEGULA in connection with the Claim.

9	• CONFIDENTIALITY

Any information provided by one Party to the other under the OFFER or the Purchase Order shall be considered and treated as confidential by the Party receiving the information.

Each Party agrees not to copy, modify, disclose directly or indirectly confidential information without the prior written c.onsent of the other Party unless where it is necessary to perform its obligations.

Each party commits to ensure that its employees, suppliers or subcontractors will comply with the foregoing.

10	-WARRANTY AND LIABILITY

In providing the PRODUCTS and SERVICES, SEGULA will use the skills, capabilities, know-how and practices which can be reasonably expected from a professional usually acting in the field of engineering industry.

10.1.	Warranty

The warranty shall be limited, at the sole option of SEGULA, to replace, repair or refund the PRODUCTS which are subject to a defect. The CUSTOMER shall return the material in question to SEGULA "as is' and at his own expense and risk.

No other compensation wlll be due by SEGULA.

Warranty claim shall be sent within thirty (30) calendar days at the latest after discovery of the defect.

Warranty shall not apply if CUSTOMER makes or cause to make modifications to the PRODUCTS without the consent of SEGULA, use the PRODUCTS in a manner for which it was not intended, or use the PRODUCTS other than as permitted under the Purchase Order.

Unless otherwise specified in the OFFER and/or Purchase Order, the warranty period shall start from thedate of the delivery of PRODUCTS and shall remain valid for twelve (12) months.

10.2.	Liability

SEGULA's liability for direct damages arising out of late or incorrect performance of the Purchase Order shall not exceed in the aggregate fifteen percent (15%) of the total amount of such Purchase Order.

SEGULA shall not be held liable for any indirect, immaterial, incidental or consequential damage, including but not limited to loss of inc.ome, loss of reputation, loss of clients, loss of data, loss of anticipated profits or earnings, loss of opportunities, even if SEGULA has been informed of the possibility of such damages.

10.3.	Force Majeure

In addition to those events usually recognized by the French courts, are considered as events of force majeure (exempting SEGULA from any liability and discharging SEGULA of its obligation to deliver the PRODUCTS and/or providing the SERVICES), the following cases: total or partial strikes internal or external to SEGULA, including those decided and implemented in public services, lock out, cyclones, storms, floods, earthquakes, or other natural event making SEGULA unable to meet its obligations, epidemics, blockage or interruption of transport and telecommunications, state of war, mobilization, riots, fire, water damage, governmental or legal restrictions, computer malfunctions or IT security incidents, accidents preventing SEGULA to be supplied by its suppliers.

••SEGULA • TECHNOLOGIES	COMMERCIAL PROPOSAL	Elektros
	REFERENCE : Elektros BEV	Page 8 sur 8
In response to: Elektros request to develop new BEV		Rev. : initial offer
Rev. date : Feb 23, 2021

CUSTOMER waives all claims against SEGULA and its insurers, and holds them harmless from any claims of third parties, or for any liabllity for any damage, cost, expense or loss caused to the CUSTOMER or third party's PRODUCTS or SERVICES.

I	-ASSIGNMENT

The Parties declare that both the OFFER and the Purchase Order are delivered and placed on an 'intuitu personae' basis.

Consequently, neither of them will be authorized to transfer, in whole or in part, their rights and obligations under the OFFER and/or the Purchase Order without the prior and written consent of the other Party, unless this transfer occurs in the frame of a merger, acquisition or reorganisation without change of control of that Party, as defined in article L233-3 of the French Code de commerce, and provided that the assignee commits to take over all of the rights and obligations of the assigning Party.

12-TERMINATION

Each Party shall be entitled to terminate the Purchase Order or cancel any part thereof if the other Party fails to comply with any of its material obligations and further fails to remedy such breach within thirty (30) days from the date of receipt of a warning notice summarizing the breach.

13-	EXPORT CONTROL

The CUSTOMER acknowledges that some of the PRODUCTS may be subject to export laws and regulations. The CUSTOMER acknowledges that any diversion contrary to such export laws and regulations is prohibited. The CUSTOMER warrants that it will not export or otherwise transmit or use the PRODUCTS or information relating to the PRODUCTS except if in full compliance with applicable laws and regulations. Compliance with export laws and regulations is under the exclusive responsibility of the CUSTOMER.

14-	PERSONAL DATA PROTECTION

The Parties commits to strictly apply applicable laws and regulations regarding personal data protection.

The CUSTOMER shall act as data controller and SEGULA as data processor, as defined in the General Data Protection Regulation (hereinafter referred to as "GDPR').

The Parties expressly acknowledge that they are aware of the GDPR provisions and in particular of their obligations under it.

If necessary, the Parties shall meet and jointly define the specific measures to be implemented to comply with GDPR, to prevent or remedy any difficulties related to the proper application of GDPR, or to determine the procedures for processing requests made by the concerned persons.

15	- ETHICS & COMPLIANCE

SEGULA commits to implement the principles of integrity defined by its Code of Ethics, which can be accessed on request.

Each Party undertakes to conduct its activities in such a way as not to compromise the good reputation of the other Party, its products, services and/or brands with its customers and local authorities. Each Party undertakes in particular to comply with all applicable laws and regulations relating to the prevention and fight against corruption and money laundering. Each Party undertakes not to, directly or indirectly, offer, promise or grant undue payment or any benefit of any kind whatsoever to any person (whether a public official or an individual), for the purpose of obtaining or maintaining a contract in an illegal or illegitimate manner.

More generally, the Parties undertake to strictly comply with the regulations applicable to tackle bribery.

16	- GOVERNING LAW AND JURISDICTION

These General Terms and Conditions of Sale are governed by and construed according to the laws of France.

In case of dispute between the Parties concerning the interpretation, validity or performance of the contract or a Purchase Order, the parties undertake to find an amicable solution. Failing to reach an agreement within two (2) months from the dispute notification, each Party is entitled to submit the dispute to the competent Courts of Paris, France, which shall have the exclusive jurisdiction.